Exhibit 10.3

Execution Copy

January 8, 2015

Paul Iacono

2811 Main Way Drive

Los Alamitos 90720

RE: Continued Employment

Dear Paul:

This letter agreement (this “Agreement”) shall confirm the terms of your continued employment with Boot Barn, Inc. (the “Company”) in a new position, to be effective on January 26, 2015 (the “Effective Date”).

Previous Agreement: The parties agree that the Employment Agreement between the Company and you dated January 2, 2014 (the “Previous Agreement”) shall terminate on the day before the Effective Date, and will have no further force or effect as of such date, except as otherwise specifically set forth in this Agreement.

Position/Duties:  As of the Effective Date, you agree to serve the Company as its Vice President of Business Development, reporting to the President and Chief Executive Officer (“CEO”) or his designee.  You will work with the CEO and the Chief Financial Officer and perform duties and responsibilities consistent with this new position and as assigned to you by the CEO.  You will perform your duties at the Company’s corporate offices in Orange County, California, subject to customary travel as reasonably required.  You agree to devote your full business time attention and energies to, and perform faithfully, professionally and to the best of your ability, the duties and responsibilities of your position.

At Will Employment: Your employment with the Company continues to be “at will.”  This means that either the Company or you may terminate your employment at any time, with or without cause or reason and with or without prior notice, subject to the terms of this Agreement.  The Company may also change your job duties, title, reporting level, location, compensation and benefits, as well as the Company’s personnel policies, prospectively, at any time its sole discretion, subject to the terms of this Agreement.

Base Salary:  You will receive an annualized salary of $225,000.00, less applicable deductions, payable in accordance with the Company’s regular payroll practices.

Bonuses:  You will continue to be eligible to participate in the Company’s key bonus plan pursuant to the terms, financial targets and performance goals established by the Compensation Committee (“Compensation Committee”) of the Board of Directors of Boot Barn Holdings, Inc., from time to time.  Your bonus opportunity for fiscal year 2015 shall be as set forth in the

Previous Agreement.  For each subsequent fiscal year, if the Company achieves its budget and financial targets and you achieve certain performance objectives, each as established by the Compensation Committee and the Company for such fiscal year, you will be eligible to earn a target bonus of 30% of your base salary, with an opportunity to receive a maximum aggregate bonus of up to 60% of your base salary if the Company and you achieve additional performance targets and objectives, each as established by the Compensation Committee and the Company.  The bonus, if any, shall be payable within one hundred twenty (120) days after the end of the Company’s fiscal year ending March 31st, provided that, except as otherwise set forth in this Agreement, you are employed in good standing on the bonus payment date.

Equity:  Your equity arrangements under the Previous Agreement and pursuant to the terms and conditions of the WW Top Investment Corporation 2011 Equity Incentive Plan and the Non-qualified Stock Option Agreements entered into as of January 27, 2012 will be unaffected by this Agreement.

Benefits:  You will continue to accrue four (4) weeks of paid time off each year with a maximum paid time off cap of eight (8) weeks in accordance with the Company’s paid time off policy (provided that any PTO accrued pursuant to the Previous Agreement will be credited against your four (4) week annual accrual).  You will be eligible to receive seven (7) paid holidays each year.  You will continue to be eligible to participate in the Company’s benefit plans and programs, as in effect from time to time.  The eligibility requirements and other terms and conditions of any Company benefits shall be governed by the Company’s applicable benefit policy and plan documents, as in effect and amended from time to time.  The Company reserves the right to modify, reduce or eliminate any Company benefits at any time, in its discretion.

Expenses:  The Company shall reimburse you for all reasonable business expenses of types authorized by the Company and reasonably and necessarily incurred by you in the performance of your duties hereunder, in accordance with the Company’s reimbursement policies, provided that, you must submit proof of such business expenses and comply with such reasonable budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time.

Employment Policies and Confidential Information:  You agree to continue to comply with the Company’s standard policies and work rules, including as set forth in the Employee Handbook as amended from time to time.  As a condition of your continued employment, you also agree to continue to comply with the Company’s Confidential and Proprietary Information Agreement (“Confidential Information Agreement”) executed by you on May 21, 2014.

Arbitration:  You agree that all claims arising out of or relating to your employment with the Company, including claims arising out of this Agreement, the Previous Agreement, the enforceability of this arbitration provision or in connection with your separation from the Company, shall be resolved by binding arbitration in Orange County, California.  This agreement to arbitrate does not prohibit either party from filing an application for a provisional remedy to prevent actual or threatened irreparable harm in accordance with California law.  The dispute will be arbitrated in accordance with the rules of the American Arbitration Association (“AAA”) under the Employment Arbitration Rules which may be found at https://www.adr.org/aaa/ShowProperty?nodeId=/UCM/ADRSTG_004362 and provided to you herewith.  The Company shall pay all expenses peculiar to arbitration including the arbitration administrative costs and the arbitrator’s fees in accordance with California law and the AAA rules.  Each party shall bear his/its own attorneys’ fees and legal costs.  However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and/or legal costs, the arbitrator may award such reasonable attorneys’ fees and/or legal costs to the prevailing party consistent with applicable law.  YOU UNDERSTAND AND AGREE THAT YOU ARE HEREBY WAIVING YOUR RIGHTS TO BRING SUCH CLAIMS TO COURT INCLUDING THE RIGHT TO A JURY TRIAL.

Termination:  Your employment with the Company is at will and may be terminated at any time, by you or the Company, for any or no reason and with or without notice.

In the event your employment is terminated by the Company without Cause (defined herein), by you for Good Reason (defined herein), or due to your death or Disability (defined herein), the Company will pay you, at the time set forth below, the applicable Severance Payment (defined herein) and the Bonus Payment (defined herein), provided that you (or in the case of your death, a representative of your estate) timely sign and do not revoke a general release of all claims against the Company and its parents, affiliates and subsidiaries in a form provided to you by the Company (the “Release”) within sixty (60) days after the termination date.

You shall not be entitled to the applicable Severance Payment or Bonus Payment, or any other severance, bonus or other post-termination benefits (other than as mandated by law) upon any other termination of employment including if the Company terminates your employment for Cause or you resign for any reason that does not constitute Good Reason.  Upon the separation of your employment, however caused, you must continue to comply with your post-termination obligations set forth in the Confidential Information Agreement.

Definitions:

“Bonus Payment” as used herein shall mean a prorated bonus based on the bonus you would have been paid for the fiscal year to which the bonus relates had you remained employed by the Company on the bonus payment date, and calculated by multiplying the bonus by a fraction, the numerator of which is the number of days in the fiscal year on which you were employed by the Company and the denominator of which is 365, payable within one hundred twenty (120) days after the end of the Company’s fiscal year ending March 31st as set forth above, and provided that the Release is irrevocable as of such payment date.

“Cause” as used herein shall mean: (i) your refusal or failure to substantially perform the duties of your position or follow the reasonable instructions of the Company; (ii) your failure to comply in any material respect with any written policies or procedures of the Company (including, but not limited to, the Company’s drug or anti-harassment policies, etc.); (iii) your engagement in any act of theft, fraud, embezzlement, willful misfeasance or misconduct, falsification of Company documents, misappropriation of funds or other assets of the Company, or committing any act which is materially damaging to the goodwill, business or reputation of the Company; (iv) your conviction or pleading guilty or nolo contendere to any felony or crime involving moral turpitude; or (v) your material breach of any of your obligations to the Company or the Confidential Information Agreement.

“Disability” as used herein shall mean your inability due to mental or physical incapacity to perform the essential functions of your job duties, with or without reasonable accommodation, for a period of ninety (90) consecutive days or one hundred twenty (120) non-consecutive days in any twelve (12) month period.

“Good Reason” as used herein shall mean the occurrence of any of the following events without your consent: (i) any material diminution in your base salary, other than a diminution that was in conjunction with a salary reduction program for similarly-situated employees of the Company or its affiliates; (ii) any material and continuing diminution in your authority or responsibilities; or (iii) changing the geographic location at which you provide services to the Company to a location more than thirty-five (35) miles from the current location and further from your residence; provided however, that your resignation for Good Reason will be effective only if you provide written notice to the Company of any event constituting Good Reason within sixty (60) days after you become aware such event, and the Company does not cure such event within thirty (30) days after receipt of the notice, and provided further that, you terminate your employment within ninety (90) days of the date of your written notice.

“Severance Payment” as used herein shall mean (i) in the event the termination occurs on or before the first anniversary of the Effective Date, then (a) in the case of termination by the Company without Cause or resignation by you for Good Reason, your base salary in effect under the Previous Agreement, less applicable deductions, payable for a period of nine (9) months after the termination date, and (b) in the case of termination due to your death or Disability, your base salary in effect under the Previous Agreement, less applicable deductions, payable for a period of three (3) months after the termination date, and (ii) in the event the termination occurs after the first anniversary of the Effective Date, then (a) in the case of termination by the Company without Cause or resignation by you for Good Reason, your base salary in effect on the termination date, less applicable deductions, payable for a period of six (6) months after the termination date, and (b) in the case of termination due to your death or Disability, your base salary in effect on the termination date, less applicable deductions, payable for a period of three (3) months after the termination date.  The applicable Severance Payment shall be paid as salary continuation payments in accordance with the Company’s normal payroll practices, the first installment of which shall be paid to you on the first regular payroll period following the sixtieth (60th) after the termination date (and will include any severance installment that would have otherwise been paid during the period following the termination date through the date of the first installment) provided that the Release is irrevocable as of such date.

Successors and Assigns:  This Agreement shall not be assignable by you, provided however, your rights to payments hereunder shall, upon your death or incapacity, inure to the benefit of your personal or legal representatives, executors, administrators, heirs, devisees and legatees.  This Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns, and may be assigned by the Company to any parent, subsidiary or affiliate thereof, or to a person or entity which is a successor in interest to substantially all of the business operations or assets of the Company.

Employee Representations:  You confirm that no promises or statements that are contrary to the terms of this Agreement have been made to you by any Company representative.  You agree that the Company has satisfied all of its obligations to you under the Previous Agreement.  You agree that neither this Agreement nor the circumstances giving rise to this Agreement shall constitute “Good Reason” under the Previous Agreement as that term is defined therein.  The parties hereto mutually agree to terminate the Previous Agreement and enter into this Agreement.  You agree that you have had the opportunity to consult an advisor of your choice regarding the matters set forth in this Agreement and that you have knowingly and voluntarily agreed to terminate the Previous Agreement and to enter into this Agreement on the terms set forth herein.

Entire Agreement:  This Agreement (along with the Confidential Information Agreement) contains the parties’ complete agreement regarding the terms and conditions of your continued employment with the Company and supersedes all prior and contemporaneous agreements, negotiations and term sheets relating to the subject matter herein, including the Previous Agreement.  This Agreement can be modified only in writing signed by you and the CEO.

409A:

Compliance.  It is intended that the compensation paid or delivered pursuant to this Agreement is either paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code, and the regulations promulgated thereunder (together, “Section 409A”), and this Agreement shall be interpreted and administered accordingly.  However, the Company does not warrant that all amounts paid or delivered hereunder will be exempt from, or paid in compliance with, Section 409A.  You agree to bear the risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payments made in accordance with the terms of this Agreement, and you will not seek indemnification from the Company for any such tax consequences or penalties.  You acknowledge that you have been advised to seek the advice of a tax advisor with respect to the tax consequences of all such payments, including any adverse tax consequence under Section 409A and applicable state tax law.

Amounts Payable On Account of Termination.  If and to the extent necessary to comply with Section 409A, for the purposes of determining when amounts otherwise payable on account of your termination of employment under this Agreement will be paid, “terminate,” “terminated” or “termination” or words of similar import relating to your employment with the Company, as used in this Agreement, shall be construed as the date that you first incur a “separation from service” within the meaning of Section 409A.  Notwithstanding anything to the contrary herein, if you are deemed on the date of termination to be a “specified employee” of the Company, within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation of service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6) month period measured from the date of your “separation of service” from the Company and (ii) the date of your death, to the extent required under Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to the previous sentence (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

Interpretative Rules.  In applying Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

Taxable Reimbursements.  Any taxable reimbursement of business or other expenses provided for under this Agreement shall be subject to the following conditions: (i) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred, and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

If the terms of this Agreement are acceptable to you, please sign below and return a copy to me.  On behalf of the Company, we look forward to working with you in your new role.

Regards,

/s/ James G. Conroy
James G. Conroy
President and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Paul Iacono	Date:	January 8, 2015
Paul Iacono